Exhibit 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of the 24th day of February,  2009  between Cache, Inc., a Florida corporation, having its principal place of business at 1440 Broadway, New York, New York 10036 (“Cache” or the “Company”), and Thomas E. Reinckens (“Reinckens” or “Executive”).

WHEREAS, the Company wishes to continue the employment of Reinckens as Chairman of the Board, President and Chief Executive Officer (“CEO”) and Reinckens wishes to continue such employment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto each intending to be legally bound, agree as follows:

1.0                               Employment

Cache hereby employs Reinckens as CEO and Reinckens hereby accepts such employment.  This Agreement shall commence on February 24, 2009 for a term of 3 years expiring on February 23, 2012 (the “Expiration Date”), subject to termination as hereinafter provided.

2.0                               Duties and Responsibilities

2.1                                 During Executive’s employment, Executive shall perform all duties and accept all responsibilities as may be assigned from time to time by the Board of Directors of Cache (the “Board”) and that are consistent with the duties and responsibilities of a CEO.

2.2                                 Executive agrees that he will diligently devote his entire business skill, time and effort to the performance of his duties on behalf of Cache.  Executive agrees that he will not, alone or as a member of a partnership or as an officer, director, employee or agent of any other person, firm or business organization, engage in any other business activities or pursuits requiring his personal services that might conflict with his duties hereunder.

2.3                                 Executive represents and warrants that he is not subject or party to any employment agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction that would prohibit Executive from executing this Agreement and performing fully his duties and responsibilities hereunder, or which would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Executive by Cache.

2.4                                 Executive agrees that at all times he will strictly adhere to and perform all his duties in accordance with applicable laws, rules and regulations, and in accordance with policies and procedures of Cache that are in effect from time to time.

3.0                               Compensation and Benefits

3.1                                 Salary.   During the initial year of Executive’s employment under this Agreement (February 24, 2009 through February 23, 2010), Cache shall pay Executive an annual base salary of $600,000, less withholdings and other applicable payroll deductions as required by law, payable in equal installments at such times as Cache customarily pays its other senior executive officers, but no less often than monthly.  During the term of this Agreement, the Compensation Committee of the Board will review the Executive’s base salary on an annual basis and make adjustments thereto subject to the performance of the Executive, the operating results of the Company, the competitive compensation landscape and such other factors as are determined to be relevant by the Compensation Committee.  Such reviews will be completed prior to February 1 of the applicable year and any adjustment (if any) will be effective as of February 1 of such year.  In addition to base salary, the Executive will be eligible to participate in performance based incentive bonus plans for senior executive officers as approved by the Compensation Committee of the Board, as and to the extent provided for in Sections 3.2 and 3.4 below.

Any compensation increase pursuant to this Section 3.1 shall become a permanent part of Executive’s annual base salary.  Executive may, in his sole discretion, agree to receive a reduced annual base salary on a temporary or permanent basis.  To the extent the reduction is temporary, at such time as the reduction ceases to be in effect, Executive’s annual base salary shall revert to the annual base salary in effect immediately prior to the reduction.

3.2                                 Benefits.   Executive will be eligible to receive the health care and other benefits that Cache makes available to its senior executive officers including term life insurance equal to three times the Executive’s annual salary, provided that Executive meets the eligibility requirements for such plans or programs.  In addition, Executive will continue to be eligible to participate in Cache’s stock option plans and will be eligible to participate in any other executive bonus or incentive plan established by Cache, in each case in accordance with the terms of those plans, and nothing in this Agreement is intended to modify or discontinue Executive’s participation in any plan in which he participates as of the date of this Agreement.

3.3                                 Business Expenses.   Executive shall be reimbursed for the reasonable business expenses incurred on Cache’s behalf in connection with the performance of his services hereunder upon presentation of an itemized account and written proof of such expenses, in accordance with the policies established by Cache.

3.4                                 Bonus.   The Executive shall be entitled to such performance based bonuses as the Compensation Committee of the Board may from time to time determine in its discretion (“Bonuses”).

3.5                                 Repayment of Bonuses.   If the audited annual financial statements of Cache in respect of any year during the term of this Agreement are subsequently restated due to a material error or fraud that, in either such case, results in a material restatement of such financial statements, if so requested by the Board, Executive shall repay to the Company all or part of any Bonus received in respect of such year.

4.0                               Termination Without Compensation

4.1                                 Mutual Agreement.   Executive’s employment, and the parties’ respective obligations hereunder, may be terminated by mutual written agreement, with at least 30 days prior written notice of the termination date agreed to by the parties.

4.2                                 Resignation.   Executive shall submit written notice of his resignation at least 60 days prior to a specified termination date.

4.3                                 Partial/Total Disability.   If Executive is unable to perform his duties and responsibilities to the full extent required hereunder, either with or without reasonable accommodation, by reason of physical or psychiatric illness, injury or incapacity for six (6) continuous months or nine (9) months in a twelve (12) month period, Cache may terminate Executive’s employment by written notice of the termination date and Cache shall have no further liability or obligation to Executive hereunder, except for any unpaid salary and benefits accrued to the date of termination.  During any period of disability, Executive will receive his salary in effect at the time of disability, less any amounts received as disability benefits through any applicable disability program, Cache benefit plan or the Social Security Administration.  In the event of any dispute under this Section 4.3, Executive shall submit to a physical and/or psychiatric examination by a licensed physician mutually satisfactory to Cache and the Executive.  The cost of such examination will be paid by Cache and the findings of such physician shall be determinative.

4.4                                 Death.   If Executive dies, this Agreement shall terminate and thereafter Cache shall not have any further liability or obligation to Executive, his executors, administrators, heirs, assigns or any other person claiming under or through him, except for unpaid salary and benefits accrued to the date of his death.

4.5                                 Cause.   Cache may at any time terminate Executive’s employment for “cause” and thereafter Cache shall have no further liability or obligation to Executive.  For purposes of this Agreement, “cause” shall mean (a) Executive’s conviction, guilty plea or plea of nolo contendere with respect to (i) any felony or (ii) any misdemeanor involving fraud, theft, dishonesty, wrongful taking of property, embezzlement, bribery, forgery or extortion; (b) Executive’s failure (other than by reason of illness, injury or incapacity) to perform or fulfill any of Executive’s material duties, responsibilities or obligations; (c) Executive’s material neglect of Cache’s business (other than by reason of illness, injury or incapacity); (d) Executive’s fraudulent, unlawful, grossly negligent or willful misconduct in connection with Executive’s duties; (e) Executive’s material breach of this Agreement or any material policy or procedure of Cache; or (f) misappropriation of funds by Executive.

4.6                                 Further Obligations.   In the event that Executive’s employment is terminated for any of the reasons set forth in this Section 4 (a “Termination without Compensation”), Cache will have no further liability or obligation to Executive, except for any unpaid salary or benefits accrued as of the date of termination.

5.0                               Termination With Compensation

5.1                                 At any time prior to a “Change of Ownership or Control” of Cache (as defined herein), Cache shall have the right to terminate Executive’s employment at any time without cause by giving Executive 30 days’ notice of the termination date.  In the event that Executive’s employment is terminated pursuant to this Section 5.1, Cache shall continue to pay Executive the salary then in effect for the balance of the term of this Agreement, less withholdings and other applicable payroll deductions as required by law, in accordance with Cache’s normal pay cycle.  However, Executive shall not be entitled to any compensation under this Section 5.1 unless Executive executes and delivers to Cache after notice of termination a general release acceptable to Cache by which Executive releases Cache from any obligations and liabilities of any type whatsoever, except for Cache’s obligation to provide the salary specified herein.  The parties acknowledge that the salary to be provided under this Section 5.1 is in consideration for the above-referenced release.  Upon any termination under this Section 5.1, Cache shall have no further obligation to Executive, his executor, administrators, heirs, assigns or any other persons claiming under or through him other than to pay to Executive the salary specified in this Section 5.1 in exchange for the above-referenced release.  Executive agrees that any compensation he is to receive pursuant to this Section 5.1 shall be reduced by any compensation Executive receives in connection with any employment position Executive assumes subsequent to his termination date.  Executive further agrees that, immediately upon his acceptance of any such employment position, he will notify Cache, in writing, of his employment position and the compensation associated with that position so that Cache may reduce the payments to be made to Executive, in accordance with this Section 5.1.

5.2                                 (a)  If, during Executive’s employment with Cache, there is a “Change of Ownership or Control” of Cache, Cache may terminate Executive’s employment by providing written notice at least 30 days prior to the termination date.  Upon the occurrence of a Change of Ownership or Control followed at any time during the term of this Agreement by the termination of Executive’s employment, other than for Partial/Total Disability, Death or Cause, as defined, respectively, in Sections 4.3, 4.4 and 4.5 of this Agreement, the provisions of Section 5.2(b) of this Agreement shall apply.  In addition, at any time following a Change of Ownership or Control, Executive shall have the right to elect to voluntarily terminate his employment by providing written notice at least 60 days prior to the termination date.  In the event that Executive resigns during a window period, which shall be the period beginning 90 days after the Effective Date of a Change of Ownership or Control and ending one hundred eighty (180) days after the Effective Date of a Change of Ownership or Control, the provisions of Section 5.2(b) shall then apply.  All other resignations are governed by Section 4.2 of this Agreement.

(b)                                 In the event that Executive’s employment is terminated following a Change of Ownership or Control, or in the event that Executive resigns his position during the window period following a Change of Ownership or Control as set forth in Section 5.2(b), Executive shall receive a one time payment equal to 24 months of Executive’s then in effect base salary, less withholdings and other applicable payroll deductions as required by law.  However, Executive shall not be entitled to any compensation under this Section 5.2 unless Executive executes and delivers to Cache after notice of termination or notice of resignation, whichever is applicable, a general release in form acceptable to Cache by which Executive releases Cache from any obligations and liabilities of any type whatsoever, except for Cache’s obligation to provide the salary specified herein.  The parties acknowledge that the salary to be provided under this Section 5.2 is in consideration for the above-referenced release.  Upon any termination under this Section 5.2, Cache shall have no further obligation to Executive, his executor, administrators, heirs, assigns or any other persons claiming under or through him other than to pay to Executive the salary specified in this Section 5.2 in exchange for the above-referenced release.

(c) Subject to the last sentence of this paragraph, for purposes of this Section 5.2, “Change of Ownership or Control” shall mean the occurrence of one or more of the following three events:  (i) any person becomes a beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) directly or indirectly of securities representing more than 50% of the total number of votes that may be cast for the election of directors of Cache; (ii)  within two years after a merger, consolidation, liquidation or sale of assets involving Cache, or a contested election of a Cache director, or any combination of the foregoing, the individuals who were directors of Cache immediately prior thereto shall cease to constitute a majority of the Board of Directors; or (iii) within two years after a tender offer or exchange offer for voting securities of Cache, the individuals who were directors of Cache immediately prior thereto shall cease to constitute a majority of the Board of Directors. Notwithstanding anything to the contrary herein, (x) the acquisition of securities of Cache by Andrew M. Saul, any spouse or lineal descendant of Andrew M. Saul, any trust for the benefit of such persons, or any affiliate or associate of Andrew M. Saul or any such persons (individually and collectively, the “Saul Group”) or (y) a change in the composition of the Board of Directors following a merger, consolidation, liquidation, sale of assets, tender offer or exchange offer after which members of the Saul Group shall individually or collectively own in the aggregate, directly or indirectly, securities representing more than 50% of the total number of votes that may be cast for the election of directors of Cache, shall not constitute a Change of Ownership or Control.

5.3                                 In the event that Executive dies during the payment continuation period referred to in Section 5.1, Cache will have no further liability or obligation to Executive, his executor, administrators, heirs, assigns or any other persons claiming under or through him as of the date of Executive’s death.

6.0                               Return of Property

Immediately upon termination of Executive’s employment, Executive shall deliver to Cache all copies of data and information in any way associated with Cache or the performance of Executive’s duties including, but not limited to, all Confidential Information (as defined in Section 7.1), documents, correspondence, notebooks, reports, computer programs, and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of Cache.  Immediately upon termination of Executive’s employment, Executive shall deliver to Cache all tangible property belonging or licensed to Cache, including, without limitation cell phones, facsimile machines, computers, pagers, and credit cards.

7.0                               Confidentiality; Non-Compete

7.1                                 Confidentiality and Nondisclosure of Information.  During Executive’s tenure with Cache, he has had and will have access to information relating to the business of Cache, including writings, equipment, processes, drawings, reports, manuals, invention records, financial information, business plans, customer lists, the identity of or other facts relating to prospective customers, inventory lists, arrangements with suppliers and customers, computer programs, or other material embodying trade secrets, customer or product information or technical or business information of Cache  (all of which, excluding information and materials which are or become generally available to the public other than as a result of disclosure by Executive or his representatives, hereinafter are referred to as “Confidential Information”).  Executive acknowledges that the Confidential Information constitutes a valuable, special and unique asset of Cache as to which Cache has the right to retain and hereby does retain all of its proprietary interests.  However, access to and knowledge of the Confidential Information is essential to the performance of Executive’s duties.  In recognition of this fact, Executive agrees that he will not, during or after his employment with Cache, disclose any of the Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (except as necessary in the performance of his duties during his employment with Cache) or make use of any of the Confidential Information for his purposes or those of another.  In the event Executive is required or requested by legal process to disclose any of the Confidential Information, Executive shall provide Cache with prompt written notice of such requirement or request so that Cache may, at its own expense, seek an appropriate protective order or waive compliance with the provisions of this Section 7.1 to the extent required to comply with the request or order.  If a protective order is not obtained and/or if reasonable proof thereof is not given by Cache to Executive by written notice and received by Executive no later than one (1) business day preceding the date on which such disclosure is required, Executive may disclose all or a portion of the Confidential Information to the extent required by the Court or permitted by the waiver, or both.

7.2                                 Non-compete.  Executive hereby covenants and agrees that, during the term of his employment as set forth in this Agreement and either for one (1) year following Termination without Compensation, or during the period Executive receives compensation pursuant to Section 5.1, Executive will not, directly or indirectly, engage in competition with Cache.  The word “competition” as used herein shall mean (a) an engagement as independent contractor or employee, or other arrangement with any Restricted Entity (hereinafter defined) pursuant to which Executive renders any services to, or directly or indirectly owns, any Restricted Entity; provided, however, that ownership by Executive of in the aggregate less than five (5%) percent of the outstanding shares of capital stock of a corporation with a class of equity securities held of record by more than five hundred (500) persons entitled to vote for the election of directors shall not be deemed to constitute “competition.”  For purposes of this Agreement, a “Restricted Entity” shall mean any entity which operates specialty clothing retail stores on a national basis (i.e., in more than 10 states) with its principal place of business located in any state in which Cache then has a retail store.

7.3                                 Non-Solicitation.  Executive hereby covenants and agrees that he shall not, directly or indirectly, for himself or on behalf of any other person, during the term hereof or for two (2) years following termination of employment for any reason, solicit, take away, attempt to take away, or otherwise interfere with the written agreements and/or existing relationship of Cache with any of its employees, agents or independent contractors.

8.0                               Cooperation by Executive

Executive agrees, during and after his employment with Cache, to cooperate with Cache in any legal proceedings or with respect to any regulatory matters relating to the period of Executive’s employment with Cache, provided that any reasonable travel, room and board expenses which Executive incurs in rendering such cooperation will be reimbursed by Cache.

9.0                               No Disparagement

9.1                                 Executive agrees, both during and after Executive’s employment with Cache, not to publish or communicate any Disparaging (as defined below) remarks, comments or statements regarding Cache or any of Cache’s officers, or any member of Cache’s Board.

9.2                                 Cache agrees, both during and after Executive’s employment with Cache, not to publish or communicate any Disparaging remarks, comments or statements regarding Executive for any reason whatsoever.

9.3                                 “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen, abilities or any aspect of the operations or business of the individual or entity being disparaged.

10.0                        Survival/Injunctive Relief

10.1                           Executive acknowledges that damage to Cache from Executive’s breach of this Agreement cannot be remedied solely by the recovery of damages, and agrees that in the event of any breach or threatened breach of any of the provisions of Sections 6, 7 and 9 of this Agreement, Cache may pursue both injunctive relief and any and all other remedies available at law or in equity for any such breach or threatened breach, including the recovery of damages.

10.2                           The provisions of Sections 3.5, 6, 7, 8, 9, 10, 11 and 12 shall survive the termination of this Agreement, and of Executive’s employment.

11.0                        Assignability; Binding Effect

The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Cache and its successors and assigns.  This Agreement calls for the provision of personal services and, accordingly, shall not be assignable by Executive.

12.0                        Miscellaneous

12.1                           This Agreement supersedes all prior agreements between the parties.  None of the terms of this Agreement shall be deemed to be waived or modified, nor shall this Agreement be renewed, or extended, except by an express agreement in writing, signed by Executive and the Chairman of the Compensation Committee of Cache’s Board of Directors, or his or her designee.  There are no representations, promises, warranties, covenants or undertakings, other than those contained in this Agreement, which represents the entire understanding of the parties.  The failure of a party hereto to enforce, or the delay by a party hereto to enforce, any of its rights under this Agreement shall not be construed as a waiver of any such party’s rights hereunder.  Paragraph headings contained in this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any provision hereof.  In the event any of the provisions of this Agreement, or any portion thereof, shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected or impaired but shall remain in full force and effect.  This Agreement shall be governed and construed in accordance with the laws of the State of New York.  Any action brought in connection herewith shall be brought in the federal or New York State courts sitting in the City of New York, County of New York.

12.2                           Notices.  Any notices under this Agreement shall be in writing and shall be given by personal delivery, facsimile, by certified or registered letter, return receipt requested, or a nationally-recognized overnight delivery service; and shall be deemed given when personally delivered, upon actual receipt of the facsimile or certified or registered letter, or on the business day next following delivery to a nationally-recognized overnight delivery service at the addresses set forth below in this Agreement or to such other address or addresses as either party shall have specified in writing to the other party hereto.

If to Cache:

Chairman, Compensation Committee

1440 Broadway

New York, NY 10018

If to Executive, to him at such address as he shall have provided to Cache.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement on the date first above written.

CACHE, INC.

By:	/s/ Arthur S. Mintz	/s/ Thomas E. Reinckens
	Arthur S. Mintz	Thomas E. Reinckens